Exhibit 3.1

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “BYNORDIC ACQUISITION CORPORATION”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF AUGUST, A.D. 2025, AT 1:45 O`CLOCK P.M.

/s/ Charuni Patibanda-Sanchez
Charuni Patibanda-Sanchez, Secretary of State

7772878 8100	Authentication: 204429838
SR# 20253617890	Date: 08-08-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:45 PM 08/08/2025
FILED 01:45 PM 08/08/2025
SR 20253617890 - File Number 7772878

AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BYNORDIC ACQUISITION CORPORATION
Pursuant to Section 242 of the
Delaware General Corporation Law

BYNORDIC ACQUISITION CORPORATION (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “byNordic Acquisition Corporation” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 27, 2019 (the “Original Certificate”). An amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 3, 2022, and was further amended on August 10, 2023 and August 7, 2024 (as amended prior to the date hereof, the “Amended and Restated Certificate of Incorporation”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 28, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by August 12, 2026 (the “Termination Date”) and (iii) the redemption of Offering Shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

5.	The text of Section 9.1(c) of Article IX is hereby amended and restated to read in full as follows:

(c) The Board may by resolution, without another stockholder vote, elect to extend the Termination Date one month each time for twelve months until August 12, 2026, provided that, (i) the Company, the Sponsor or one or more of the Sponsor’s affiliates, members or third-party designees will deposit the lesser of (i) $0.04 for each outstanding Offering Share and (ii) $40,000, into the Trust Account for each such extension, for an aggregate maximum deposit of up to $480,000 (if all twelve month extensions are exercised). The Company will issue a non-interest bearing, unsecured promissory note (each an “Extension Loan Note”) to the Sponsor or its affiliate or designee in exchange for each loan to the Company to fund deposits to the Trust Account.

If the Corporation completes its initial Business Combination, it will, at the option of the lender, repay the amounts loaned under each Extension Loan Note or convert a portion or all of the amounts loaned under such Extension Loan Note into additional Class A Common Stock at a price of $10.00 per share. If the Corporation does not complete a Business Combination by the Termination Date, the loans will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

IN WITNESS WHEREOF, byNordic Acquisition Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 8th day of August 2025.

BYNORDIC ACQUISITION CORPORATION

By:	/s/ Thomas Fairfield
Name:	Thomas Fairfield
Title:	Chief Operating Officer

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